Exhibit 99.6

DTS, INC.

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

The Participant has been granted an award of Restricted Stock Units (the “Award”) pursuant to the DTS, Inc. 2012 Equity Incentive Plan (the “Plan”), each of which represents the right to receive on the applicable Settlement Date one (1) share of the common stock of DTS, Inc. (the “Company”) for each Vested Unit, as follows:

Participant:	Grant Number

Date of Grant:	Vesting Commencement Date

Total Number of Restricted Stock Units:	, subject to adjustment as provided by the Restricted Stock Units Agreement.

Settlement Date:	For each Restricted Stock Unit, the date on which such unit becomes a Vested Unit in accordance with the vesting schedule set forth below.

Vested Units:	[Insert Vesting Schedule]

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Award is governed by this Notice and by the provisions of the Plan and the Restricted Stock Units Agreement, both of which are made a part of this document.  The Participant acknowledges that copies of the Plan, Restricted Stock Units Agreement and the prospectus for the Plan are available on the Company’s internal web site and may be viewed and printed by the Participant for attachment to the Participant’s copy of this Grant Notice.  The Participant represents that the Participant has read and is familiar with the provisions of the Plan and Restricted Stock Units Agreement, and hereby accepts the Award subject to all of their terms and conditions.

DTS, INC.	PARTICIPANT

By:
Signature

Date
Address:
Address